Exhibit 1.2

EXECUTION COPY

$500,000,000

UNITED RENTALS (NORTH AMERICA), INC.

9.25% SENIOR NOTES DUE 2019

UNDERWRITING AGREEMENT

November 10, 2009

Wells Fargo Securities, LLC
Banc of America Securities LLC

Morgan Stanley & Co. Incorporated,

As Representatives of the Several Underwriters,

c/o Wells Fargo Securities, LLC

301 South College Street

Charlotte, NC 28288-0604

Dear Sirs:

1.  Introductory.  United Rentals (North America), Inc., a Delaware corporation (“Company”), agrees with the several Underwriters named in Schedule A hereto (“Underwriters”) to issue and sell to the several Underwriters $500,000,000 principal amount of its 9.25% Senior Notes due 2019 (“Notes”). The Notes will be unconditionally guaranteed (each, a “Guaranty”) on a senior basis by United Rentals, Inc., a Delaware corporation and parent of the Company (“Holdings”), and each of the Company’s subsidiaries listed on Schedule B hereto (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”).  The Notes will also be guaranteed by each subsequently organized domestic subsidiary of the Company that becomes a guarantor pursuant to the Indenture (as hereinafter defined).  The Notes will be issued under an indenture, dated as of November 17, 2009 (the “Indenture”), among the Company, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”).  The Notes and the Guaranties are together referred to as the “Offered Securities”.

This Agreement, the Indenture, the Notes and the Guaranties are referred to herein as the “Operative Documents”.

The Company and the Guarantors jointly and severally agree with the several Underwriters as follows:

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 3:00 p.m. New York City time on the date of this Agreement.

“Closing Date” has the meaning set forth in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule C to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Trust Indenture Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and the rules of the New York Stock Exchange (“Exchange Rules”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement.  For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

2.  Representations and Warranties of the Company and the Guarantors.  The Company and the Guarantors jointly and severally represent and warrant to, and agree with, the several Underwriters that:

(a)  The Company has filed with the Commission a registration statement on Form S-3 (No. 333-160884-07), including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective.  “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified.  “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time.  For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

(b)  (i)(A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all respects to the requirements of the Act the Trust Indenture Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all respects to the requirements of the Act, the Trust Indenture Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is as such as will be described in a separate letter agreement between the parties hereto.

(c)  The date of this Agreement is not more than three years subsequent to the more recent of the initial effective time of the Registration Statement or December 1, 2005.  If, immediately prior to the third anniversary of the more recent of the initial effective time of the Registration Statement or December 1, 2005, any of the Offered Securities remain unsold by the Underwriters, the Company will prior to that third anniversary file, if it has not already done so, a new shelf registration statement relating to the Offered Securities, in a form satisfactory to the Representatives, will use its best efforts to cause such registration statement to be declared effective within 180 days after that third anniversary, and will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered Securities.  References herein to the Registration Statement shall include such new shelf registration statement.

(d)  As of the date of this Agreement, Holdings is an “ineligible issuer,” as defined in Rule 405, as a result of facts that are disclosed in the General Disclosure Package (as hereinafter defined).

(e)  As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus supplement, dated November 9, 2009, including the base prospectus, dated November 2, 2009, (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule C to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein; it being understood and agreed that the only such information is as such as will be described in a separate letter agreement between the parties hereto.

(f)  Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the

Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement.  If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(g)  Each of the Company and Holdings has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and each of the Company and Holdings is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect (as hereinafter defined).

(h)  Each subsidiary of the Company or Holdings that is a corporation has been duly incorporated and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and each subsidiary of the Company that is a corporation is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(i)  Each subsidiary of the Company or Holdings that is a limited partnership has been duly formed and is validly existing and in good standing under the laws of the jurisdiction of its formation, with power and authority (partnership and other) to own its properties and conduct its business as described in the General Disclosure Package; and each subsidiary of the Company that is a limited partnership is duly qualified to do business as a foreign limited partnership in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(j)  Each subsidiary of the Company or Holdings that is a limited liability company has been duly formed and is validly existing and in good standing under the laws of the jurisdiction of its formation, with power and authority (limited liability company and other) to own its properties and conduct its business as described in the General Disclosure Package; and each subsidiary of the Company or Holdings that is a limited liability company is duly qualified to do business as a foreign limited liability company in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(k)  With the exception of United Rentals Trust I and United Rentals Receivables LLC II, the Subsidiary Guarantors listed on Schedule B hereto are the only wholly owned, domestic subsidiaries of the Company.

(l)  All of the issued and outstanding capital stock of Holdings, the Company and each subsidiary of the Company that is a corporation has been duly authorized and validly issued and is fully paid and nonassessable; the capital stock of the Company will be owned, as of the Closing Date, free from liens and encumbrances, except liens and encumbrances arising under the Credit Agreement, dated as of June 9, 2008, among Holdings, the Company, certain subsidiaries of the Company and the lenders referred to therein (the “Credit Agreement”), and the capital stock of each subsidiary owned by the Company, directly or indirectly, will be owned, as of the Closing Date, free from liens, encumbrances and defects, except liens and encumbrances arising under the Credit Agreement.

(m)  All of the outstanding partnership interests of each subsidiary of the Company that is a limited partnership have been issued in accordance with the applicable limited partnership law; and the partnership interests of each such subsidiary owned by the Company, directly or indirectly, will be owned, as of the Closing Date, free from liens, encumbrances and defects, except liens and encumbrances arising under the Credit Agreement.

(n)  All of the outstanding limited liability company interests of each subsidiary of the Company or Holdings that is a limited liability company have been issued in accordance with the applicable limited liability company law; and the limited liability company interests of each such subsidiary owned by the Company, directly or indirectly, will be owned, as of the Closing Date, free from liens, encumbrances and defects, except liens and encumbrances arising under the Credit Agreement.

(o)  The Notes have been duly authorized by the Company; each Guaranty has been duly authorized by each respective Guarantor; the Indenture has been duly authorized by the Company and each Guarantor and has been duly qualified under the Trust Indenture Act; on the Closing Date, the Indenture will have been duly executed and delivered, and, when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date, such Offered Securities will have been duly executed, authenticated, issued and delivered, will conform in all material respects to the description thereof in the General Disclosure Package and will conform in all material respects to the description thereof contained in the Final Prospectus, and the Indenture and such Offered Securities will constitute valid and legally binding obligations of the Company and each Guarantor, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(p)  No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by each of the Operative Documents in connection with the issuance and sale of the Offered Securities by the Company.

(q)  Neither Holdings nor any of its subsidiaries is in (i) violation of its respective charter, by-laws or other constitutive documents or (ii) default in the performance of any obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument that is material to Holdings and its subsidiaries, taken as a whole, to which Holdings or any of its subsidiaries is a party or by which Holdings or any of its subsidiaries or their respective properties is bound, except for any default that would not have a Material Adverse Effect.

(r)  The execution, delivery and performance of each of the Operative Documents, and the issuance and sale of the Offered Securities and compliance with the terms and provisions thereof, will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over Holdings or any subsidiary of Holdings or any of their respective properties, or any agreement or instrument to which Holdings or any such subsidiary is a party or by which Holdings or any such subsidiary is bound or to which any of the properties of Holdings or any such subsidiary is subject, or the charter or by-laws of Holdings or any such subsidiary.  The Company has full power and authority to authorize, issue and sell the Notes, and each Guarantor has full power and authority to authorize and deliver the Guaranties, as contemplated by this Agreement.

(s)  This Agreement (i) has been duly authorized, executed and delivered by the Company and each Guarantor and (ii) conforms in all material respects to the description thereof contained in the General Disclosure Package.

(t)  Holdings and its subsidiaries have good and marketable title to all real property described in the General Disclosure Package as owned by Holdings and its subsidiaries and good title to all other properties described in the General Disclosure Package as owned by them, in each case, free and clear as of the Closing Date of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (i) are pursuant to the Credit Agreement as described in the General Disclosure Package or (ii) do not individually or in the aggregate materially interfere with the use made and proposed to be made of such property by Holdings or any of its subsidiaries; and all of the leases and subleases material to the business of Holdings and its subsidiaries, taken as a whole, and under which Holdings or any of its subsidiaries holds properties described in the General Disclosure Package, are in full force and effect, and neither Holdings nor any such subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of Holdings or any such subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of Holdings or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease, which claim, if upheld, would result in a Material Adverse Effect.

(u)  Holdings and its subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them, except where the lack thereof would not have a Material Adverse Effect; and Holdings and its subsidiaries have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to Holdings or any of its subsidiaries, would individually or in the aggregate have a material adverse effect on the condition (financial or other), business, properties, results of operations or prospects of Holdings and its subsidiaries taken as a whole (“Material Adverse Effect”).

(v)  No labor dispute with the employees of Holdings or any of its subsidiaries exists or, to the knowledge of the Company or Holdings, is imminent that would individually or in the aggregate have a Material Adverse Effect.

(w)  Holdings and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them (except where the lack thereof would not have a Material Adverse Effect), and have not received any notice of infringement of, or conflict, with asserted rights of others with respect to any intellectual property rights that, if determined adversely to Holdings or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(x)  Except as disclosed in the General Disclosure Package, neither Holdings nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), or (i) owns or operates any real property contaminated with any substance that could be expected to require remediation or result in liability pursuant to any environmental laws, (ii) is liable for any off-site disposal or contamination pursuant to any environmental laws, or (iii) is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and neither the Company nor Holdings is aware of any pending investigation which could reasonably be expected to lead to such a claim.

(y)  To the knowledge of the Company or Holdings, there are no costs or liabilities associated with environmental laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with environmental laws or any certificates, authorities or permits, any related constraints on operating activities and any potential liabilities to third parties) which would individually or in the aggregate be reasonably expected to have a Material Adverse Effect.

(z)  Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings against or affecting Holdings, any of its subsidiaries or any of their respective properties that, if determined adversely to Holdings or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of Holdings, the Company or the Guarantors to perform their obligations under any Operative Document or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings are, to the knowledge of the Company or Holdings, threatened or contemplated.

(aa)  The accountants, Ernst & Young LLP, that have certified the financial statements and supporting schedules included or incorporated by reference in the General Disclosure Package and the Final Prospectus are a registered public accounting firm and independent public accountants with respect to Holdings, the Company and the Guarantors, as required by the Act and the Exchange Act.  The historical financial statements, together with related schedules and notes, set forth or incorporated by reference in the General Disclosure Package and Final Prospectus comply as to form in all material respects with the accounting requirements of the Act and the related published Rules and Regulations.

(bb)  The historical financial statements, together with related schedules and notes forming part of the General Disclosure Package, present fairly the consolidated financial position, results of operations and changes in financial position of Holdings and its subsidiaries on the basis stated in the General Disclosure Package at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved, except as disclosed therein; and the other financial and statistical information and data set forth in the General Disclosure Package are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Company and Holdings.

(cc)  Except as disclosed in the General Disclosure Package, since the date of the latest audited financial statements included or incorporated by reference in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties, results of operations or prospects of Holdings and its subsidiaries, taken as a whole, and, except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by Holdings on any class of its capital stock.

(dd)  None of the Company or any Guarantor is an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”); and none of the Company or any Guarantor is and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will be an “investment company” as defined in the Investment Company Act.

(ee)  On the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act, and the Rules and Regulations applicable to an indenture which is qualified thereunder.

(ff)  There are no contracts, agreements or understandings between the Company or any Guarantor and any person granting such person the right to require the Company or such Guarantor to file a registration statement under the Act with respect to any securities of the Company or such Guarantor or to require the Company or such Guarantor to include such securities with the Offered Securities registered pursuant to any Registration Statement, except for (i) the

Registration Rights Agreement, dated as of June 10, 2008, among Holdings, Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P. and J.P. Morgan Partners (BHCA), L.P., (ii) the Registration Rights Agreement, dated as of June 9, 2009, among the Company, the Guarantors and the Purchasers (as defined in such agreement), (iii) the confirmations entered into on the date hereof between Holdings and each of (A) Bank of America, N.A., (B) Citibank, N.A., (C) Morgan Stanley & Co. International plc and Morgan Stanley & Co. Incorporated and (D) Wells Fargo Securities, LLC and Wachovia Bank, National Association and (iv) other agreements pursuant to which Holdings has already filed a registration statement covering all the securities entitled to registration thereunder.

(gg)  Neither Holdings nor any of its subsidiaries nor any agent thereof acting on the behalf of them has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Offered Securities to violate Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) or Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System.

(hh)  No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Act (i) has imposed (or has informed the Company or any Guarantor that it is considering imposing) any condition (financial or otherwise) on the Company’s or any Guarantor’s retaining any rating assigned to the Company, any Guarantor, or any securities of the Company or any Guarantor or (ii) has indicated to the Company or any Guarantor that it is considering (A) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned or (B) any change in the outlook for any rating of the Company, any Guarantor or any securities of the Company or any Guarantor.

(ii)  Each certificate signed by any officer of the Company or any Guarantor and delivered to the Underwriters or counsel for the Underwriters shall be deemed to be a representation and warranty by the Company or such Guarantor to the Underwriters as to the matters covered thereby.

(jj)  Neither Holdings nor any of its subsidiaries or affiliates, nor any director, officer, or employee, nor, to Holdings’ knowledge, any agent or representative of Holdings or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and Holdings and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained and will continue to maintain, policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(kk)  The operations of Holdings and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where Holdings and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Holdings or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of Holdings, threatened.

(ll)  (i)  Neither Holdings nor any of its subsidiaries or, to the knowledge of Holdings or any of its subsidiaries, any director, officer, employee, agent, affiliate or representative of Holdings or any of its subsidiaries, is an individual or entity that is, or is owned or controlled by an individual or entity that is:

(A)  the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority (collectively, “Sanctions”), or

(B)  located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

(ii)  The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity:

(A)  to fund or facilitate any activities or business of or with any individual or entity or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)  in any other manner that will result in a violation of Sanctions by any individual or entity (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii)  Neither Holdings nor any of its subsidiaries has knowingly engaged in, is now knowingly engaged in, or will engage in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(mm)  Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between Holdings or the Company and any person that would give rise to a valid claim against Holdings, the Company or, to the knowledge of Holdings or the Company, any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(nn)  Neither Holdings nor the Company has taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of Holdings or the Company to facilitate the sale or resale of the Offered Securities.

(oo)  Except as set forth in the General Disclosure Package, Holdings, its subsidiaries and Holdings’ Board of Directors (the “Board”) are in compliance in all material respects with Sarbanes-Oxley and all applicable Exchange Rules. Holdings maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Internal Controls are overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. Holdings has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 90 days Holdings does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would have a Material Adverse Effect.

The Company acknowledges that the Underwriters and, for purposes of the opinions to be delivered to the Underwriters pursuant to Section 7 hereof, counsel to the Company and the Guarantors and counsel to the Underwriters will rely upon the accuracy and truth of the foregoing representations and hereby consents to such reliance.

3.  Purchase, Sale and Delivery of Offered Securities.  On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of 96.132% of the principal amount thereof plus accrued interest from November 17, 2009 to the Closing Date (as hereinafter defined), the respective principal amounts of Offered Securities set forth opposite the names of the Underwriters in Schedule A hereto.

The Company will deliver against payment of the purchase price the Offered Securities in the form of one or more permanent Global Securities in definitive form (the “Global Securities”) deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. Interests in any permanent Global Securities will be held only in book-entry form through DTC, except in the limited circumstances described in the General Disclosure Package. Payment for the Offered Securities shall be made by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives on November 17, 2009, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “Closing Date”, against delivery to the Trustee as custodian for DTC of the Global Securities representing all of the Offered Securities at the office of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, NY 10019 at 10:00 A.M. (New York time) on such date.  The Global Securities will be made available for checking at the above office of Cravath, Swaine & Moore LLP at least 24 hours prior to the Closing Date.

4.  Offering by Underwriters.  It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5.  Certain Agreements of the Company.  The Company agrees with the several Underwriters that:

(a)  The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement.  The Company has complied and will comply with Rule 433.

(b)  The Company will promptly advise the Representatives of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representatives a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Representatives promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose.  The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c)  If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance.  Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d)  As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e)  The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and  in such quantities as the Representatives may from time to time reasonably request.  The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(f)  The Company will promptly from time to time take such action as any Underwriter may reasonably request to arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States and Canada as any Underwriter designates and will continue such qualifications in effect so long as required for the distribution; provided, however, that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state or province.

(g)  During a period of five years hereafter, the Company will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives and, upon request, to each of the other Underwriters (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other public information concerning the Company as the Representatives may reasonably request; provided, however, that any such document filed with the Commission that is publicly available in electronic form on the Commission’s EDGAR system or on the Company’s website shall not be provided.

(h)  The Company will pay all expenses incidental to the performance of its obligations under the Operative Documents, including (i) the fees and expenses of the Trustee and its professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and delivery of the Offered Securities, the preparation and printing of this Agreement, the Offered Securities, the Indenture, the Preliminary Prospectus, any other documents comprising any part of the General Disclosure Package, the Final Prospectus, all amendments and supplements thereto, and any other document relating to the issuance, offer, sale and delivery of the Offered Securities; (iii) any expenses (including fees and disbursements of counsel) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions in the United States and Canada as any Underwriter designates and the printing of memoranda relating thereto; (iv) any fees charged by investment rating agencies for the rating of the Offered Securities; (v) expenses incurred in distributing the Preliminary Prospectus, any other documents comprising any part of the General Disclosure Package and the Final Prospectus (including any amendment and supplements thereto) to the Underwriters; (vi) costs and expenses related to the review by the Financial Industry Regulatory Authority, Inc. (“FINRA”) of the Offered Securities (including filing fees and the fees and expenses of counsel for the

Underwriters relating to such review); and (vii) all travel expenses of the Company’s officers and employees and any other expenses of the Company in connection with attending meetings with prospective purchasers of the Offered Securities.  It is understood that, except as provided in this Section and in Sections 8 and 10 hereof, the Underwriters will pay for all travel expenses of the Underwriters’ employees and any other out-of-pocket expenses of the Underwriters in connection with attending or hosting meetings with prospective purchasers of the Offered Securities, the fees of their counsel, transfer taxes on the resale of any of the Offered Securities by them and any advertising expenses connected with any offers they make.

(i)  The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the Final Prospectus and in accordance with the covenants contained in the debt instruments described in the “Description of Our Other Indebtedness” section of the Final Prospectus and, except as disclosed in the Final Prospectus in compliance with Rule 2720 of the rules of FINRA, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(j)  The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(k)  For a period beginning on the date hereof and ending 30 days after the Closing Date, the Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to any United States dollar-denominated debt securities that are substantially similar to the Offered Securities and are issued or guaranteed by the Company or guaranteed by Holdings, and having a maturity of more than one year from the date of issue, without the prior written consent of Wells Fargo Securities, LLC.

(l)  The Company will obtain the approval of DTC for “book-entry” transfer of the Offered Securities, and will comply with all of its agreements set forth in the representation letters of the Company and the Guarantors to DTC relating to the approval of the Offered Securities by DTC for “book-entry” transfer.

(m)  The Company will not voluntarily claim, and will actively resist any attempts to claim, the benefit of any usury laws against the holders of any Notes and the related Guaranties.

(n)  The Company will use its reasonable best efforts to do and perform all things required or necessary to be done and performed under this Agreement by it prior to the Closing Date and to satisfy all conditions precedent to the delivery of the Offered Securities.

6.  Free Writing Prospectuses.  (a)  The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,”  as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b)  The Company will prepare a final term sheet relating to the Offered Securities, containing only information that describes the final terms of the Offered Securities and otherwise in a form consented to by the Representatives, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for all classes of the offering of the Offered Securities.  Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement.  The Company also consents to the use by any Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Offered Securities or their offering or (y) information that describes the final terms of the Offered Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

7.  Conditions of the Obligations of the Underwriters.  The obligations of the several Underwriters to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties on the part of the Company and each Guarantor herein, to the accuracy of the statements of officers of the Company and each Guarantor made pursuant to the provisions hereof, to the performance by the Company and each Guarantor of their respective obligations hereunder and to the following additional conditions precedent:

(a)  The Underwriters shall have received on the date hereof a letter, dated the date of this Agreement, of Ernst & Young LLP confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Act and the applicable published Rules and Regulations and the

Public Company Accounting Oversight Board (United States) (the “PCAOB”) and to the effect that:

(i)  in their opinion, the financial statements audited by them and included or incorporated by reference in the General Disclosure Package comply as to form in all material respects with the accounting requirements of the Act and the Exchange Act and the related published Rules and Regulations;

(ii)  they have performed the procedures specified by the PCAOB for a review of interim financial information as described in AU 722, Interim Financial Information, on the unaudited financial statements included or incorporated by reference in the General Disclosure Package;

(iii)  on the basis of the review referred to in clause (ii) above, a reading of the latest available interim financial statements of the Company, inquiries of officials of the Company who have responsibility for financial and accounting matters and other specified procedures, nothing came to their attention that caused them to believe that:

(A)  the unaudited financial statements included or incorporated by reference in the General Disclosure Package do not comply as to form in all material respects with the applicable accounting requirements of the Act and the related published Rules and Regulations adopted by the Commission or any material modifications should be made to such unaudited financial statements for them to be in conformity with U.S. generally accepted accounting principles;

(B)  at the date of the latest available balance sheet read by such accountants, or at a subsequent specified date not more than three business days prior to the date of this Agreement, there was any change in the consolidated capital stock or any increase in short-term indebtedness or long-term indebtedness of the Company and its consolidated subsidiaries or, at the date of the latest available balance sheet read by such accountants, there was any decrease in consolidated net current assets, as compared with amounts shown on the latest balance sheet included or incorporated by reference in the General Disclosure Package; or

(C)  for the period from the closing date of the latest income statement included or incorporated by reference in the General Disclosure Package to the closing date of the latest available income statement read by such accountants there were any decreases, as compared with the corresponding period of the previous year, in total consolidated revenues, gross profit,  net operating income, consolidated income before extraordinary items or net income;

except in all cases set forth in clauses (B) and (C) above for changes, increases or decreases which are described in such letter; and

(iv)  they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial information contained or incorporated by reference in the General Disclosure Package (in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of the Company and its subsidiaries subject to the internal controls of the Company’s accounting system or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter.

(b)  The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(c)  Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries, taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any suspension or limitation of trading in securities generally on the New York Stock Exchange or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of Holdings or the Company on any exchange or in the over-the-counter market; (iv) any banking moratorium declared by U.S. Federal or New York authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; or (v) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or sale of and payment for the Offered Securities being issued.

(d)  The Underwriters shall have received from (i) Sullivan & Cromwell LLP, counsel for the Company and the Guarantors (other than InfoManager, Inc. and United Rentals Northwest, Inc.), their opinion, dated the Closing Date, to the effect set forth in Annex I hereto, and their letter, dated the Closing Date, to the effect set forth in Annex II hereto, (ii) K&L Gates LLP, counsel for United Rentals Northwest, Inc., their opinion, dated the Closing Date, to the effect set forth in Annex III hereto and otherwise in form and substance reasonably satisfactory to the Representatives, (iii) Haynes & Boone LLP, counsel to InfoManager, Inc., their opinion, dated the Closing Date, to the effect set forth in Annex IV hereto and otherwise in form and substance reasonably satisfactory to the Representatives, and (iv) Jonathan Gottsegen, General Counsel to the Company, his opinion, to the effect set forth in Annex V hereto.

(e)  The Underwriters shall have received from Cravath, Swaine & Moore LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to such matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(f)  The Underwriters shall have received a certificate, dated the Closing Date, of the President or any Vice President and a principal financial or accounting officer of each of the Company and the Guarantors in which such officers, to the best of their knowledge and belief, shall state that: the representations and warranties of the Company or the applicable Guarantor (as the case may be) in this Agreement are true and correct; the Company or the applicable Guarantor (as the case may be) has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the dates of the most recent consolidated financial statements of Holdings included or incorporated by reference in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of Holdings and its subsidiaries, including the Company, taken as a whole except as set forth in or contemplated by the General Disclosure Package or as described in such certificate.

(g)  The Underwriters shall have received a letter, dated the Closing Date, of Ernst & Young LLP which meets the requirements of subsection (a) of this

Section, except that the specified date referred to in such subsection will be a date not more than three days prior to the Closing Date for the purposes of this subsection.

(h)  The Company, the Guarantors and the Trustee shall have entered into the Indenture, and the Underwriters shall have received an executed counterpart thereof.

(i)  The Underwriters shall have received a certificate, dated the date hereof, signed by the Chief Financial Officer of the Company, related to certain financial information of the Company, to the effect set forth in Annex VI.

The Company will furnish the Underwriters with such conformed copies of such opinions, certificates, letters and documents as the Underwriters reasonably request.  Representatives may in their discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder.

8.  Indemnification and Contribution.  (a)  The Company and each Guarantor, jointly and severally, will indemnify and hold harmless each Underwriter, its partners, directors and officers, each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and each affiliate of any Underwriter within the meaning of Rule 405 under the Act (each, an “Indemnified Party”), against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, including any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(c) of this Agreement, and, subject to Section 8(c) of this Agreement, will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein.

(b)  Each Underwriter will severally and not jointly indemnify and hold harmless the Company, the Guarantors, their respective directors and officers, each person, if any,

who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and each affiliate of the Company and the Guarantors within the meaning of Rule 405 under the Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or a Guarantor (as the case may be) by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Underwriter shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(c) of this Agreement.

(c)  Promptly after receipt by an indemnified party under this Section or Section 10 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above or Section 10, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section or Section 10 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section or Section 10, as the case may be, for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the contrary; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred.  Any such separate firm for any Underwriter, its affiliates, directors and officers and any control persons of such Underwriter shall be designated in writing by the Representatives and any such separate firm for the Company, the Guarantors, their directors and officers and any control persons of the Company shall be designated in writing by the Company. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault or failure to act by or on behalf of any indemnified party.  An indemnifying party shall not be required to indemnify an indemnified party hereunder with respect to any settlement or compromise of, or consent to entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder if (i) such settlement, compromise or consent is entered into or made or given by the indemnified party without the consent of the indemnifying party and (ii) the indemnifying party has not unreasonably withheld or delayed any such consent.

(d)  If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantors on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations.  The relative benefits received by the Company and the Guarantors on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of the Offered Securities (before deducting expenses) received by the Company and the Guarantors bear to the total discounts and commissions received by the Underwriters from the Company under this Agreement.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or any Guarantor or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d).  Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the discounts and commissions such Underwriter received in connection with the purchase of the Offered Securities exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e)  The obligations of the Company or any Guarantor under this Section shall be in addition to any liability which the Company or any Guarantor may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act or the Exchange Act; and the obligations of the Underwriter under this Section shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Company or any Guarantor within the meaning of the Act or the Exchange Act.

9.  Default of Underwriters.  If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder and the aggregate principal amount of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities, the Representatives may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase.  If any Underwriter or Underwriters so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities and arrangements satisfactory to the Representatives and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriters or the

Company, except as provided in Section 10. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10.  Qualified Independent Underwriter.  The Company hereby confirms that at its request Morgan Stanley & Co. Incorporated has without compensation acted as “qualified independent underwriter” (in such capacity, the “QIU”) within the meaning of Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. in connection with the offering of the Offered Securities.  The Company and each Guarantor jointly and severally will indemnify and hold harmless the QIU, its directors, officers, employees and agents and each person, if any, who controls the QIU within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which the QIU may become subject, under the Act, the Exchange Act, other federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the QIU’s acting (or alleged failing to act) as such “qualified independent underwriter” and will reimburse the QIU for any legal or other expenses reasonably incurred by the QIU in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred.

11.  Survival of Certain Representations and Obligations.  The respective indemnities, agreements, representations, warranties and other statements of the Company and the Guarantors or their officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company, the Guarantors or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Offered Securities by the Underwriters is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5(h) and the respective obligations of the Company, the Guarantors and the Underwriters pursuant to Section 8 and the obligations of the Company, the Guarantors and the Underwriters pursuant to Section 10 shall remain in effect.  If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 or the occurrence of any event specified in clause (iii) (excluding suspension of trading of any securities of Holdings or the Company on any exchange or in the over-the-counter market), (iv) or (v) of Section 7(c), the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.

12.  Notices.  All communications hereunder will be in writing and, if sent to the Underwriters will be mailed, delivered or telegraphed and confirmed to the Underwriters, c/o Wells Fargo Securities, LLC, 301 South College Street, Charlotte, NC 28288-0604, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at

Five Greenwich Office Park, Greenwich, CT 06830, Attention:  Corporate Secretary; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

13.  Representation of the Underwriters.  The Representatives will act for the several Underwriters in connection with this Underwriting Agreement, and any action under this Agreement taken by the Underwriter will be binding upon all the Underwriters.

14.  Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and affiliates, and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

15.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

16.  No Fiduciary Duties.  The Company acknowledges that in connection with the offering of the Offered Securities (i) the Underwriters have acted at arms length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Underwriters owe the Company only those duties and obligations set forth herein and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of the Company.  The Company waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Offered Securities.

17.  Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. without regard to principles of conflicts of laws.

The Company and the Guarantors hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(The remainder of this page has been intentionally left blank.)

If the foregoing is in accordance with the Underwriters understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement among the Company, Holdings, the Subsidiary Guarantors and the several Underwriters in accordance with its terms.

Very truly yours,

UNITED RENTALS (NORTH AMERICA), INC.

by
/s/ William B. Plummer
Name:	William B. Plummer
Title:	Executive Vice President and Chief Financial Officer

UNITED RENTALS, INC.

by
/s/ William B. Plummer
Name:	William B. Plummer
Title:	Executive Vice President and Chief Financial Officer

INFOMANAGER, INC.

by
/s/ William B. Plummer
Name:	William B. Plummer
Title:	Vice President

UNITED RENTALS (DELAWARE), INC.

by
/s/ William B. Plummer
Name:	William B. Plummer
Title:	Vice President

[Signature Page to the Underwriting Agreement]

UNITED RENTALS HIGHWAY TECHNOLOGIES GULF, INC.

by
/s/ William B. Plummer
Name:	William B. Plummer
Title:	Vice President

UNITED RENTALS FINANCING LIMITED PARTNERSHIP, BY UNITED RENTALS OF NOVA SCOTIA (NO. 1), ULC, ITS GENERAL PARTNER

by
/s/ William B. Plummer
Name:	William B. Plummer
Title:	Vice President and Chief Financial Officer

UNITED RENTALS NORTHWEST, INC.

by
/s/ William B. Plummer
Name:	William B. Plummer
Title:	Vice President

UNITED RENTALS REALTY, LLC, BY UNITED RENTALS (NORTH AMERICA), INC., ITS MANAGING MEMBER

by
/s/ William B. Plummer
Name:	William B. Plummer
Title:	Executive Vice President and Chief Financial Officer

WYNNE SYSTEMS, INC.

by
/s/ William B. Plummer
Name:	William B. Plummer
Title:	Vice President

[Signature Page to the Underwriting Agreement]

The foregoing Underwriting Agreement is hereby confirmed
and accepted as of the date first above written.

WELLS FARGO SECURITIES, LLC,

Acting on behalf of itself and as a Representative of the several Underwriters.

by
/s/ Jeffrey M. Foley
	Name:	Jeffrey M. Foley
	Title:	Managing Director

[Signature Page to the Underwriting Agreement]

The foregoing Underwriting Agreement is hereby confirmed
and accepted as of the date first above written.

BANC OF AMERICA SECURITIES LLC,

Acting on behalf of itself and as a Representative of the several Underwriters.

by
/s/ Christopher Kelly Wall
	Name:	Christopher Kelly Wall
	Title:	Principal

[Signature Page to the Underwriting Agreement]

The foregoing Underwriting Agreement is hereby confirmed
and accepted as of the date first above written.

MORGAN STANLEY & CO. INCORPORATED,

Acting on behalf of itself and as a Representative of the several Underwriters.

by
/s/ Peter Zippelius
	Name:	Peter Zippelius
	Title:	Vice President

[Signature Page to the Underwriting Agreement]

SCHEDULE A

Underwriter	Principal Amount of Notes to be Purchased
Wells Fargo Securities, LLC	$166,666,667
Banc of America Securities LLC	$116,666,667
Morgan Stanley & Co. Incorporated	$116,666,667
Barclays Capital Inc.	$27,777,778
Calyon Securities (USA) Inc.	$23,611,111
Scotia Capital (USA) Inc.	$23,611,111
HSBC Securities (USA) Inc.	$11,111,111
BNY Mellon Capital Markets, LLC	$8,333,333
Morgan Keegan & Company, Inc.	$5,555,555

Total:	$500,000,000

SCHEDULE B

Guarantor	Place of Formation

InfoManager, Inc.	Texas

United Rentals (Delaware), Inc.	Delaware

United Rentals Financing Limited Partnership	Delaware

United Rentals Highway Technologies Gulf, Inc.	Delaware

United Rentals Northwest, Inc.	Oregon

United Rentals Realty, LLC	Delaware

Wynne Systems, Inc.	California

SCHEDULE C

1.                                      General Use Free Writing Prospectus (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

1.                                       Final term sheet, dated November 10, 2009, a copy of which is attached hereto as Schedule C-1.

2.                                      Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

None.

SCHEDULE C-1

Filed pursuant to Rule 433

Free Writing Prospectus dated November 10, 2009

Registration Statement No. 333-160884

UNITED RENTALS (NORTH AMERICA), INC.
Pricing Term Sheet – November 10, 2009
$500,000,000 9.25% Senior Notes due 2019

The following information, filed pursuant to Rule 433, supplements the Preliminary Prospectus Supplement dated November 9, 2009, to the accompanying Prospectus dated November 2, 2009, filed as part of Registration Statement No. 333-160884

Issuer:	United Rentals (North America), Inc. (the “Issuer”)
Title of Securities:	9.25% Senior Notes due 2019 (the “Notes”)
Face (Principal Amount):	$500,000,000
Distribution:	SEC Registered
Gross Proceeds:	$491,910,000
Net Proceeds (before expenses):	$480,660,000
Maturity:	December 15, 2019
Offer Price:	98.382% plus accrued interest, if any, from November 17, 2009
Coupon:	9.25%
Yield to Maturity:	9.50%
Spread to Maturity:	+601 bps
Benchmark:	UST 3.625% due 8/15/2019
Ratings(1):	B3 / B
Interest Payment Dates:	June 15 and December 15
First Interest Payment Date:	June 15, 2010
Optional Redemption:

Except as set forth below under “Optional Redemption with Equity Proceeds” and “Make-Whole Redemption”, the Issuer will not be entitled to redeem the Notes at its option prior to December 15, 2014.

The Issuer may redeem some or all of the Notes, at its option, at any time on or after December 15, 2014, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve month period beginning on December 15 of the years indicated below, subject to the rights of holders on the relevant record date to receive interest on

(1) A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

	the relevant interest payment date:

	Year	Percentage

	2014	104.625%
	2015	103.083%
	2016	101.542%
	2017 and thereafter	100.000%
Optional Redemption with Equity Proceeds:

At any time, or from time to time, on or prior to December 15, 2012, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings at a price equal to 109.25% of the principal amount of the Notes plus accrued and unpaid interest, if any, on the Notes redeemed to the applicable redemption date, provided that at least 65% of the aggregate principal amount of the Notes remains outstanding immediately after such redemption.

Make-Whole Redemption:	Make-whole at T+ 0.50%.
Change of Control:	Putable at 101% of principal amount plus accrued and unpaid interest, if any.
Trade Date:	November 10, 2009
Settlement Date:	November 17, 2009 (T + 4)
CUSIP/ISIN Numbers:	911365 AU8 / US911365AU84
Bookrunners:	Wells Fargo Securities, LLC Banc of America Securities LLC Morgan Stanley & Co. Incorporated
Co-Managers:	Barclays Capital Inc. Calyon Securities (USA) Inc. Scotia Capital (USA) Inc. HSBC Securities (USA) Inc. BNY Mellon Capital Markets, LLC Morgan Keegan & Company, Inc.

The Issuer has previously filed a registration statement (including a prospectus and the related preliminary prospectus supplement) on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement became effective on November 2, 2009.  Before you invest, you should read the preliminary prospectus supplement to the prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, a copy of the prospectus supplement relating to this offering may also be obtained by contacting Wells Fargo Securities at 301 South College Street, 6th Floor, Charlotte, NC 28202, Attention: High Yield Syndicate, (704) 715-7035, contacting BofA Merrill Lynch at (800) 294-1322 or contacting BofA Merrill Lynch via email at dg.prospectus_distribution@bofasecurities.com, or contacting Morgan Stanley at 180 Varick Street, 2nd Floor, New York, NY 10014, Attn: Prospectus Department, 866-718-1649 or via email at prospectus@morganstanley.com.

2

ANNEX I

FORM OF OPINION OF SULLIVAN & CROMWELL LLP TO BE DELIVERED
PURSUANT TO SECTION 7(D).

[REDACTED]

ANNEX II

FORM OF LETTER OF SULLIVAN & CROMWELL LLP TO BE DELIVERED
PURSUANT TO SECTION 7(D)

[REDACTED]

ANNEX III

FORM OF OPINION OF K&L GATES LLP TO BE DELIVERED PURSUANT TO
SECTION 7(D)

[REDACTED]

ANNEX IV

FORM OF OPINION OF HAYNES & BOONE LLP TO BE DELIVERED PURSUANT
TO SECTION 7(D)

[REDACTED]

ANNEX V

FORM OF OPINION OF JONATHAN GOTTSEGEN TO BE DELIVERED
PURSUANT TO SECTION 7(D)

[REDACTED]

ANNEX VI

FORM OF CERTIFICATE OF CHIEF FINANCIAL OFFICER TO BE DELIVERED
PURSUANT TO SECTION 7(I)

[REDACTED]